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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                 AMENDMENT NO. 3
                                       TO
                                  ANNUAL REPORT
                                       OF
                             THE REPUBLIC OF TURKEY
                              (Name of Registrant)
                             -----------------------

               Date of end of last fiscal year: December 31, 2003

                             SECURITIES REGISTERED*

                      (As of the close of the fiscal year)


TITLE OF ISSUE                     AMOUNTS AS TO                    NAMES OF
                                 WHICH REGISTRATION               EXCHANGES ON
                                    IS EFFECTIVE                WHICH REGISTERED
     N/A                                 N/A                           N/A


           Names and address of persons authorized to receive notices and communications from the Securities and Exchange Commission

                REPUBLIC OF TURKEY CONSULATE GENERAL IN NEW YORK
                               ECONOMIC COUNSELOR
                            821 UNITED NATIONS PLAZA
                                    4TH FLOOR
                            NEW YORK, NEW YORK 10017

* The Registrant is filing this annual report on a voluntary basis.

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                             THE REPUBLIC OF TURKEY

      Reference is made to the registration statement filed with the Securities and Exchange Commission (the "Commission") on January 22, 2004 and effective as of February 18, 2004 (Registration Number 333-112081) (the "Registration Statement") of The Republic of Turkey (the "Registrant").

      The sole purpose of this Amendment No. 3 is to file with the Commission the legal opinions included as Exhibits I and J hereof in accordance with the Registrant's undertaking in the Registration Statement to furnish copies of such legal opinions as may be required (including the opinion of the Legal Advisor to the Registrant) in connection with any issue of securities under the Registration Statement.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Ankara, Turkey on the 24th day of January, 2005.


                                        REPUBLIC OF TURKEY

                                        By: /s/ Turan Oz
                                            ------------------------------------
                                            Turan Oz
                                            Acting Deputy Director General
                                            of Foreign Economic Relations
                                            Undersecretariat of Treasury
                                            Prime Ministry


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                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                                                                       PAGE NUMBER
------                                                                                       -----------
  A.       None.......................................................................

  B.       None.......................................................................

* C.       Copy of the 2003 Annual Budget of Turkey...................................

* D.       Current Turkey Description.................................................

* E.       Opinion of the First Legal Advisor, Prime Ministry of the Republic of
           Turkey dated October 7, 2004...............................................

* F.       Opinion of Arnold & Porter LLP dated October 7, 2004.......................

* G.       Opinion of the First Legal Advisor, Prime Ministry of the Republic of
           Turkey dated November 24, 2004.............................................

* H.       Opinion of Arnold & Porter LLP dated November 24, 2004.....................

  I.       Opinion of the First Legal Advisor, Prime Ministry of the Republic of
           Turkey dated January 24, 2005..............................................

  J.       Opinion of Arnold & Porter LLP dated January 24, 2005......................

----------------------------
* Previously filed.


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